EXHIBIT 5.1

29 July 2011	Our Ref: RM/JH/D207-107565

Fresh Del Monte Produce Inc.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables
Florida 33134
USA

Dear Sirs,

Fresh Del Monte Produce Inc. (the "Company")

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission pursuant to the United States of America Securities Act of 1933, as amended, in connection with the offer from time to time of up to 3,000,000 Ordinary Shares of the Company (the "Shares") pursuant to the Fresh Del Monte Produce Inc. 2011 Omnibus Share Incentive Plan (the "Plan").

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant and subject to the qualifications set out in Schedule 3, we are of the opinion that, under the laws of the Cayman Islands, subject to payment in full being received by the Company, the Shares have been duly authorised to be issued from time to time pursuant to and in accordance with the Plan and will be issued as fully paid when an entry in respect of such Shares in the name of the registered owners thereof has been made in the register of members of the Company (pursuant to sections 38 and 48 of the Companies Law (2010 Revision) of the Cayman Islands (the "Companies Law")) confirming that they are fully paid pursuant to a resolution of the Board of Directors of the Company approving the issuance of such Shares.

Walkers Walker House, 87 Mary Street, George Town Grand Cayman KY1-9001, Cayman Islands T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

Section 38 of the Companies Law provides, inter alia, that every "…person who has agreed to become a member of a company and whose name is entered on the register of members, shall be deemed to be a member of the company."

Section 48 of the Companies Law provides that "The register of members shall be prima facie evidence of any matters by this Law directed or authorised to be inserted therein."

Based solely upon our examination of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (the "Court Register") on [●] August 2011 (the "Search Date"), we confirm that, as at 2.00 pm on the Search Date (the "Search Time"), there are no actions, suits or proceedings pending against the Company before the Grand Court of the Cayman Islands (the "Grand Court") and no steps have been, or are being, taken compulsorily to wind up the Company.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit, the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.  This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully,

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.
The Certificate of Incorporation dated 29 August 1996, Certificate of Incorporation on Change of Name dated 11 September 1996 and 15 May 1997, Memorandum and Articles of Association adopted on 22 October 1997 and Register of Directors as provided to us by the Company's registered office in the Cayman Islands (the "Company Records").

2.	A copy of executed written resolutions of the Board of Directors of the Company dated 2 March 2011 (the "Board Resolutions").

3.
A copy of an executed final report of the inspector of election in respect of the annual general meeting of shareholders of the Company held on 4 May 2011 setting out the resolutions passed at such meeting (the "Shareholders Resolutions" and, together with the Board Resolutions, the "Resolutions").

4.	A copy of the Fresh Del Monte Produce Inc. 2011 Omnibus Share Incentive Plan attached at Schedule 4 to this opinion (the "Plan").

5.	The Court Register kept at the Clerk of Court's Office, George Town, Grand Cayman as at the Search Time.

6.	Such other documents as we have considered necessary for the purposes of rendering this opinion.

SCHEDULE 2

ASSUMPTIONS

1.
The originals of all documents examined in connection with this opinion are authentic, all signatures, initials and seals are genuine, all documents purporting to be sealed have been so sealed and all copies are complete and conform to their original.

2.
The Company Records are complete and accurate record of the business transacted by the Company and all matters required by law and/or the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

3.	The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

4.
There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which would affect any opinion given herein.

5.
The Board Resolutions are a true and correct copy of the originals of the same, have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

6.	The Shareholder Resolutions were duly adopted at a duly convened meeting of the members and such meeting was held and conducted in accordance with the Articles of Association of the Company.

7.	All amounts payable or otherwise due (at any time) in connection with the issue of each of the Shares have been paid in full.

8.	The Company has sufficient authorised and unissued shares to enable it to issue the Shares.

9.	The Resolutions remain in full force and effect and have not been revoked or varied.

10.	No resolutions to wind up the Company have been adopted by its members.

11.	The records of the Company which we have specifically not reviewed, do not disclose anything which would affect the opinion given herein.

12.	The Board of Directors of the Company considers the allotment and issue of the Shares pursuant to and in accordance with the terms of the Plan to be in the best interests of the Company.

SCHEDULE 3

QUALIFICATIONS

1
Section 125 of the Companies Law provides, inter alia, that every transfer of shares or alteration in the status of members of a company made after the commencement of such company's voluntary winding up shall be void, unless in the case of a transfer of shares only, such transfer is made to or with the sanction of the liquidator. The Companies Law does not make any provision for the sanction by a liquidator of any alteration in the status of the members of the company in such circumstances.

2.
Section 99 of the Companies Law provides, inter alia, that any transfer of shares or alteration in the status of a company's members made after the commencement of such company's winding up is, unless the Cayman Islands court otherwise orders, be void.

3.
The Court Register may not reveal whether an application for the appointment of a liquidator or a receiver has been presented to the Courts or whether any out of court appointment of a liquidator or a receiver has occurred.  The Court Register may not reveal whether any pleadings filed subsequently to an originating process by which new causes of action and/or new parties are or may be added (including amended pleadings, counterclaims and third party notices) have been filed with the Grand Court prior to 8 December 2008 and they may not be updated every day.